Georgetown Corp. appoints James Guy Tucker as Chairman and welcomes Happy Wells and Carl W. Swan to its Board of Directors.

OKLAHOMA CITY, OK--(Marketwire – October 2nd, 2012) - Georgetown Corporation (OTCBB : GTCP), an independent energy company engaged in the oil & gas exploration sector, today announced that it has appointed James Guy Tucker, former Governor General of the State of Arkansas as Chairman of the Board effective immediately.

In addition, the Company has appointed Happy Wells and Carl W. Swan to its Board of Directors. Together the Company believes this expanded leadership team will create an organizational structure that may allow Georgetown to sell more equipment and allow its service experts to focus on larger customers and dealers.

Carl W. Swan, CEO commented, “I’m excited to welcome Jim Guy and Happy Wells to the executive leadership team of Georgetown Corp. Their business skills, financial acumen, experiences and connections will assist Georgetown grow and thrive in the oil and gas field services and equipment industry. In order to be successful, we need the right mix of product, people and infrastructure. I look forward to working with this team as we continue to search for the best candidates for each job, strengthen our product offering and solidify our financial base”.

James (Jim) Guy Tucker, Jr. is a political figure from the state of Arkansas. He received his B. A. in government from Harvard College and his Juris Doctor from the University of Arkansas. He has served as an elected Prosecuting Attorney, Attorney General of Arkansas, Member of the United States Congress, Chairman of the White House Conference on Families under Presidents Carter and Reagan, Lt Governor and Governor of Arkansas (1992-1996). From 1982 -1992, Mr. Tucker was a senior partner in the 50-member law firm of Mitchell, Williams, Selig and Tucker in Little Rock where he handled complex regional and nationwide business litigation. Since 1982, Mr. Tucker has been a founder, investor and Chairman of multiple successful companies in the United States and Asia, including cable television, and Internet companies in Arkansas, Florida, and Texas, and public companies in London and Hong Kong with cable/internet systems in the U.K. and Indonesia. In 1990, Mr. Tucker was elected lieutenant governor of Arkansas and upon the resignation of Governor Bill Clinton, to serve as the 42nd President of the United States, Mr. Tucker became governor of Arkansas on December 12, 1992, for the term ending in January 1995. Mr. Tucker is currently active within the Democratic political party.

James Guy Tucker said, “This is a dynamic company with enormous growth potential. Its leadership team has historically demonstrated its abilities to be successful in the oil and gas sector. I look forward to joining this talented team and I’m excited about the opportunity to expand Georgetown and take it to the next level.”

In addition to being the CEO of the company, Mr. Carl Swan has joined the Board of Directors. His experience, contacts and valuable insight will allow Georgetown to achieve its goal of becoming a world-class supplier of products and services to the Oil and Gas industry.

Mr. Swan has had a long and distinguished business career in the oil industry. He has over 50 years experience in the energy and related resources business. Mr. Swan established Swan Petroleum Corporation in 1976 and continues to serve as its President. Prior to Swan Petroleum, Mr. Swan has owned and operated numerous other successful Drilling Companies, including Intrepid Drilling, Continental Drilling, Longhorn Oil and Gas Company, Basin Drilling amongst others.

Says Glenn Houck, Director “Mr. Swan’s vast experience in this sector in addition to his contacts will undoubtedly be welcomed at Georgetown. He is one of the few people who can pick up the phone and get us an audience with some of the largest oil and gas companies in the sector. I am looking forward to his involvement at the board level and his contribution to our collective goals of delivering near term results, and long term sustainable revenue streams.”

Happy Wells is the CEO/ Director of Operations, of Private Jets Inc., a successor company to Oklahoma Executive Jet Charter, which was founded in 1987 and provides jet charter. Mr. Wells is also the Managing Member of Security Jets, LLC, located in San Antonio, TX and General Operations, LLC. Security Jets, LLC owns and operates a private FBO two hangar complex located at San Antonio International Airport. Mr. Wells has served as a board member for both private and public companies, some of which operated in the oil and gas sector.

James Ruth, board member commented, “We are delighted that Happy Wells has agreed to join Georgetown. I have personally known Happy in a professional capacity for over a decade. It is very much a testament to the quality of the team and business strategy at Georgetown, that it can attract someone of Happy’s character. Happy will provide invaluable guidance as the company further develops, both in terms of strategy, financing and portfolio development.”

Georgetown’s goal is to become a dominant player in the provisioning of high quality products and services to the oil and gas sector.

To achieve that goal, Georgetown anticipates that it will make significant advancements in the following areas:

•	Expand Operational and Executive Leadership Teams
•	Strengthen financial capacity and balance sheet
•	Diversify supply chain and increase infrastructure capacity
•	Increase service capacity for both on and offshore oil platforms

In this manner, Georgetown believes it continue to create value for its shareholders and by successfully achieving these goals, it will achieve its primary business objectives to profitably expand its customer base and grow revenues, operating income, free cash flow and return on invested capital.

About Georgetown Corp.

Georgetown, directly and through its subsidiaries, is a provider of oilfield services and equipment to independent and major oilfield companies in exploration, production and development of oil and gas properties, domestically and in selected international markets. The Company plans to continue its growth organically, search for new acquisitions, and expand geographically.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Readers are referred to documents filed by Georgetown Corp. with the Securities and Exchange Commission, including the Annual Report on Form 10-K, and the 10 Q which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

For more information about Georgetown Corp. please contact:

Investor Relations Department

1-877-646-0090

ir@georgetowncorp.net

www.georgetowncorp.net